Exhibit 3.3

EXECUTION VERSION

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

POLYMER HOLDINGS LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of Polymer Holdings LLC (formerly TPG Polymer Holdings, LLC), a Delaware limited liability company (the “Company”), entered into as of December 23, 2003, by TJ Chemical Holdings LLC, a Delaware limited liability company, as the sole member (the “Member”).

WITNESSETH:

WHEREAS, TPG Partners III, L.P., as the initial member of the Company, formed the Company by filing the certificate of formation of the Company with the office of the Secretary of State of Delaware on October 28, 2003 pursuant to the Delaware Limited Liability Company Act (as amended, the “Act”);

WHEREAS, on December 22, 2003, TPG Partners III, L.P. assigned to the Member all its right, title and interest in and to the limited liability company interests of the Company, the Member was admitted as a member of the Company and TPG Partners III, L.P. ceased to be a member of the Company; and

WHEREAS, the Member desires to amend and restate in their entirety the terms of the Limited Liability Company Agreement of the Company dated as of October 28, 2003 in order to specify the terms and conditions of the limited liability company interests of the Company;

NOW, THEREFORE, the Member hereby agrees as follows:

1. Formation of the Company. The Member hereby approves and ratifies the filing of the certificate of formation of the Company with the Secretary of State of the State of Delaware on October 28, 2003 and all actions taken by or on behalf of the Company on or prior to the date of the execution of this Agreement and hereby confirms and agrees to its status as the Member.

2. Name. The name of the Company is Polymer Holdings LLC. The business of the Company may be conducted, upon compliance with all applicable laws, under any other name designated by the Member, provided that such name contains the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC”.

3. Principal Place of Business. The Company shall have its principal office at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. The Member may at any time change the location of the Company’s principal office to any other location within the United States, and may establish such other offices or places of business for the Company as the Member may deem appropriate.

4. Registered Office and Registered Agent. The Company shall have its registered office in the State of Delaware at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

5. Purpose of the Company. The purpose of the Company shall be to engage in any lawful act or activity for which limited liability companies may be formed under the Act. In furtherance of its purpose, but subject to the provisions of this Agreement, the Company shall have all powers necessary and appropriate for the accomplishment of such purpose that are conferred upon limited liability companies under the Act.

6. Duration. The existence of the Company shall commence as of the date that the Certificate is filed with the Secretary of State of the State of Delaware and shall continue until dissolution thereof in accordance with the provisions of this Agreement.

7. Members. The name and the mailing address of the Member are set forth on Schedule A hereto, as amended from time to time.

8. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10. Limited Liability Company Interests. The limited liability company interests of the Company shall be divided into units (“Units”). The Member is hereby issued ten (10) Units.

11. Capital Contributions. The Member is deemed admitted as the Member of the Company upon its execution and delivery of this Agreement. The Member will make a contribution of cash and/or property (a “Capital Contribution”) to the Company on the Closing Date in the amount set forth on Schedule A hereto; provided that any amounts returned to the Member in respect of the Closing Date Working Capital Adjustment will be deemed to be an adjustment to such Capital Contribution.

12. Additional Contributions. The Member may, but is not required to, make any additional Capital Contributions to the Company.

13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board of Directors; provided that the Company shall distribute amounts received in respect of the Closing Date Working Capital Adjustment to the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

14. Management. (a) The Member shall appoint a board of directors (the “Board of Directors”) to oversee the business of the Company, Kraton and their respective subsidiaries. Except as otherwise provided by this Agreement, the Board of Directors shall have the full right and authority (acting on behalf of the Member) to manage the business and affairs of the Company.

(b) The Board of Directors shall consist of the members of the board of directors of the Member. A new director shall be appointed and a director shall be removed whenever such director is appointed to or removed from, as the case may be, the board of directors of the Member.

(c) Decisions of the Board of Directors shall require the approval of a majority of the directors.

(d) The Company (in its capacity as the sole member of Kraton) shall take all actions necessary to cause the persons constituting the Board of Directors to be appointed as the sole members of the board of directors of Kraton.

(e) The Company or Kraton, as the case may be, shall reimburse the directors for all reasonable out of pocket expenses incurred in connection with their attendance at meetings of the Board, the board of directors of Kraton and any committees thereof, including without limitation, travel, lodging and meal expenses.

(f) To the extent available on commercially reasonable terms, the Company shall obtain insurance for members of the Board of Directors and officers of the Company, as determined by the Board of Directors

15. Company Matters Requiring Super-Majority Approval. (a) Notwithstanding the provisions of Section 14 hereof, the Company shall not take, and shall cause Kraton and its Significant Subsidiaries not to take, any of the following actions without the prior written consent of the Member:

(i) The appointment of, or the approval of the retention, termination or change (including a change in responsibilities) of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, or officers with substantially equivalent responsibilities;

(ii) The approval of its annual budget (including operating and capital plans), business plan and any related material business policies, and any material amendments and deviations from any of the foregoing resulting from management decisions;

(iii) The disposal of all or substantially all its assets, interests or stock, or the amalgamation, consolidation, merger, share exchange or entry into any business combination by it with another Person;

(iv) The authorization, issuance or repurchase of Units, membership interests, shares, options, warrants or other rights relating to equity securities, or the allotment of unissued shares or rights or options to or in respect of shares, or the variation of any rights attaching to issued or unissued shares of the Company, Kraton or any of their Significant Subsidiaries.

(v) The declaration of dividends or distributions of any kind, other than distributions or dividends among Kraton, any of its subsidiaries and the Company and distributions constituting an adjustment of Capital Contributions pursuant to Section 11 herein;

(vi) An IPO;

(vii) Any material incurrence of indebtedness, issuance of debt or similar securities or financial accommodation (in whatever form, including finance leases);

(viii) The appointment or removal of a Person as its auditor, or any material change to its accounting policies other than as is required to comply with GAAP;

(ix) Any liquidation, bankruptcy, dissolution, recapitalization, reorganization, or assignment to its creditors, or any similar transaction;

(x) The amendment of, or any change to or waiver of the provisions of this Agreement, or the articles of incorporation, certificate of formation, by-laws, limited liability company agreement, partnership agreement or equivalent constituent documents of the Company, Kraton or any of their Significant Subsidiaries;

(xi) The creation, amendment or any modification of, any financing arrangement or credit facility, the grant of encumbrance over any assets or the giving of a guarantee, other than the issuance of the Permitted Option;

(xii) The acquisition or disposition of material assets, whether through merger, consolidation, share exchange, business combination or otherwise, other than the issuance of the Permitted Option;

(xiii) The creation of any non-wholly owned subsidiaries;

(xiv) The settlement of any material litigation, arbitration, or administrative proceeding;

(xv) The entering into, the amendment of or the modification of, in any material respect, any contract that is material to the Company, Kraton or any of their Significant Subsidiaries, other than the issuance of the Permitted Option;

(xvi) The adoption or modification of any employee option program that would dilute the value of any Unit; and

(xvii) The entering into or development of a new line of business of the Company, Kraton or any of its Significant Subsidiaries.

(b)(i) Without the prior written consent of the Member, none of the Company, Kraton, or any of their respective subsidiaries shall (i) enter into any agreement or transaction, directly or indirectly, with a Voting Member of the Member or any of its Affiliates, or (ii) create any committee of its board of directors (or equivalent body) or delegate or modify any powers of its board of directors to any committee or any other Person.

(ii) As soon as practical, but no later than 45 days from the date hereof, the Company shall cause the Amended and Restated Limited Liability Company Agreement of Kraton, dated as of February 29, 2001, as amended on March 1, 2001, to be amended to require member approval of any of the actions described in clauses (i) through (xviii) of Section 15(a) and clause (b)(i) of this Section 15(b).

(iii) The Member agrees and acknowledges that the directors may share confidential, non-public information about the Company and Kraton with TPG III, TPG IV and JPMP, as applicable.

16. Officers. The Board of Directors may, from time to time, designate one (1) or more Persons to be officers of the Company. Any officer so designated shall have only such authority and perform only such duties as the Board of Directors may, from time to time, expressly delegate to them; provided that the officers shall have the authority to make, enter into and perform all contracts, agreements, reports and undertakings of the Company that the Board of Directors shall authorize; provided, further, that the officers shall have the authority to prepare and execute the financial, regulatory and other reports of the Company, apply for employer identification numbers and obtain qualifications in relevant jurisdictions. Each officer shall hold office for the term for which such officer is designated and until its successor shall be duly designated and shall qualify, or until his death, resignation or removal as provided in this Agreement. Any Person may hold any number of offices. The following persons are hereby appointed officers of the Company:

William S. Price – President

Michael MacDougall – Senior Vice President

James O’ Brien – Vice President and Treasurer

Richard A. Ekleberry – Vice President and Secretary

John Viola – Vice President

Linda G. Rogenski – Assistant Secretary

17. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

18. Tax Matters. The Member hereby agrees that the Company shall file an election to be treated as a corporation for U.S. federal income tax purposes. The Company shall timely file all necessary tax forms, and tax returns on a basis consistent therewith. Neither the Company nor the Member shall take any action so as to cause the Company to be treated as partnership for U.S. federal income tax purposes without the consent of the Board of Directors or the Member.

19. Exculpation and Indemnification. In the absence of fraud, willful misconduct or gross negligence by the Member (including its respective officers, directors, stockholders, partners and affiliates), member of the Board of Directors or officer of the Company, and any other person who serves at the request of the Member or such officer on behalf of the Company as an officer, director, partner, employee or agent of any other entity) (collectively, an “Indemnified Person”); provided that such Indemnified Person shall have acted in good faith consistent with applicable law and the provisions of this Agreement, no Indemnified Person shall be liable to any other Member or the Company in connection with any of the transactions contemplated by this Agreement (i) for any mistake in judgment, (ii) for any action or inaction taken or omitted, or (iii) for any loss due to the mistake, action, inaction or negligence of any agent that is not an Indemnified Person or the dishonesty, fraud or bad faith of any agent selected and monitored in good faith and with reasonable care. To the fullest extent permitted by applicable law, the Company shall indemnify such Indemnified Person and hold such Indemnified Person harmless against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member or officer by reason of fraud, willful misconduct or gross negligence with respect to such acts or omissions; provided, however, that any indemnity under this Section 19 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof. The foregoing provisions of this Section 19 shall survive any termination of this Agreement.

20. Assignments. A Member may assign in whole but not in part its limited liability company interest. If a Member Transfers all of its interest in the Company pursuant to this Section, the Transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the Transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

21. Resignation. A Member may resign from the Company with the written consent of the Company. If a Member is permitted to resign pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 22 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

22. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the retirement, resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

The bankruptcy of the Member (as defined in Section 18-304 of the Act) will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

23. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

25. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

26. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

27. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

28. Certain Definitions:

“Act” has the meaning set forth in the recitals to this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, no Person shall be considered an Affiliate as a result of any employment or management arrangement with Kraton or any its subsidiaries

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Board of Directors” has the meaning set forth in Section 14(a).

“Capital Contribution” has the meaning set forth in Section 11.

“Closing Date” means December 23, 2003.

“Closing Date Working Capital Adjustment” has the meaning set forth in the Credit Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Credit Agreement” means the Credit and Guaranty Agreement, dated as of December 23, 2003, among the Company, Kraton, certain subsidiaries of the Company, certain lenders and certain other parties thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“GAAP” means generally accepted accounting principles in the United States.

“Indemnified Person” has the meaning set forth in Section 19.

“IPO” means an initial registered offering of equity securities or equity interests of the Company or any of its subsidiaries to the public.

“JPMP” means, collectively, JPMP BHCA Fund, JPMP Main Fund, J.P. Morgan Global Investors (Cayman), L.P., a Cayman Islands limited partnership, JPMP Global Fund/Kraton, L.P., a Delaware limited partnership, JPMP Global Fund/ Kraton A, L.P., a Delaware limited partnership and J.P. Morgan Global Investors (Cayman) II, L.P, a Cayman Islands limited partnership.

“JPMP BHCA Fund” means J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership.

“JPMP Main Fund” means J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership.

“Kraton” means KRATON Polymers LLC, a Delaware limited liability company.

“LLC Agreement” mean the amended and restated limited liability operating agreement of the Member, as such agreement may be amended from time to time.

“Member” has the meaning set forth in the preamble to this Agreement.

“Membership Unit” has the meaning set forth in the LLC Agreement.

“Permitted Option” has the meaning set forth in the Credit Agreement.

“Person” means an individual, corporation, association, limited liability company, partnership, estate, trust, unincorporated organization or a government or any agency or political subdivision thereof.

“Significant Subsidiaries” has the meaning set forth in the LLC Agreement.

“TPG” means, collectively, TPG III and TPG IV.

“TPG III” means TPG III Polymer Holdings LLC, a Delaware limited liability company.

“TPG IV” means TPG IV Polymer Holdings LLC, a Delaware limited liability company.

“Transfer” means, with respect to any Unit, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or disposition, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law; and “Transferred”, “Transferee” and “Transferability” shall each have a correlative meaning.

“Unit” has the meaning set forth in Section 10.

“Voting Member” has the meaning set forth in the LLC Agreement.

IN WITNESS WHEREOF, the undersigned Member has duly executed this Agreement as of the date first written above.

TJ CHEMICAL HOLDINGS LLC

By:	/s/ RICHARD A. EKLEBERRY
Name:	Richard A. Ekleberry
Title:	Vice President and Secretary

Signature Page – Amended and Restated Limited

Liability Company Agreement of Polymer Holdings LLC

Schedule A

Member	Contribution
TJ Chemical Holdings LLC	Cash	$238,996,577.95
301 Commerce Street, Suite 3300	In-Kind	$11,022,650.71

Fort Worth, Texas 76102	TOTAL	$250,019,228.66